Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Gartner, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-104753, No. 333-127349, No. 333-160924, No. 333-176058, No. 333-200585, and No. 333-217347) on Form S-8 of Gartner, Inc. of our reports dated February 22, 2018, with respect to the consolidated balance sheets of Gartner, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appears in the December 31, 2017 annual report on Form 10-K of Gartner, Inc.
Our report dated February 22, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states the Company acquired L2, Inc. on March 9, 2017 and CEB, Inc. on April 5, 2017. Management excluded these businesses from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017. L2, Inc. and CEB, Inc. represented approximately 12% and 16% of the Company’s total consolidated assets and total consolidated revenues, respectively, as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of Gartner, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of L2, Inc. and CEB, Inc.
/s/ KPMG LLP

New York, New York
February 22, 2018